Exhibit 99.2

SATCON TECHNOLOGY

Host: David Eisenhaure

May 11, 2004/10:00 a.m. EST

SATCON TECHNOLOGY

May 11, 2004
10:00 a.m. EST

Operator:              Good day, ladies and gentlemen, and welcome to the Q2, 2004, SatCon Technology Corporation earnings conference call. My name is Chris and I will be your coordinator for today.

At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of the conference.

If at any time during the call you require assistance, please press star followed by zero, and a coordinator will be happy to assist you. As a reminder, this conference is being recorded for replay purposes.

I would like to turn the presentation over to your host for today’s call, Mr. Ralph Norwood, Chief Financial Officer. Please proceed sir.

Ralph Norwood - SatCon Technology Corp. - VP Finance, CFO, Treasurer:

Thank you operator and good morning, everyone. Welcome to SatCon Technology Corporation’s conference call to review the financial and operating results for our second quarter of fiscal year 2004, which ended March 27, 2004.

Following my reading of our Safe Harbor Statement, Dave Eisenhaure will provide an overview of SatCon’s second quarter results. After Dave’s comments, I will discuss SatCon’s financial results in more detail and Mike Turmelle will review our operating progress.

After our comments, we will be happy to spend some time answering any questions you might have. Now, I will read our Safe Harbor language.

This conference call contains forward-looking statements that involve a number of risks and uncertainties.  For this purpose, any statements that are contained herein, that are not statements of historical fact may be deemed to be forward-looking statements.  Without limiting to the following the words “believes,” “anticipates,” “plans,” “expects” “intends” and similar expressions are intended to identify forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, are set forth under the caption “factors affecting future results,” in SatCon’s annual report on Form 10-K for year ended September 30, 2003, which factors are included herein by reference.  A copy is available from SatCon upon request. At this point, I would like to introduce Dave Eisenhaure, SatCon’s President and Chief Executive Officer.  Dave.

Dave Eisenhaure - SatCon Technology Corp. - Chairman, President, CEO:

Thanks, Ralph and good morning, everyone. I would like to thank all of you for joining us today. To begin, we are very pleased with what we see as continued progress in our second quarter.

Our results further demonstrate that our restructuring efforts have significantly improved our operating results. We have increased revenue by 52%, to $8.2 million, as compared to $5.4 million in the same period last year, while reducing operating losses by 90% to 1.1 million, compared to an operating loss of $11.5 million in the same period last year.  We have seen the results of our cost-cutting efforts pay off for us over the last two quarters, with our operating losses dropping to $1.8 million, compared to $16.7 million for the same period last year.

Our EBITDA, which we define simply as our operating profit or loss with depreciation and amortization added back, totaled for the second quarter a negative 600k with less than a negative 1 million for the first half of fiscal 2004.

As you may remember, we have, as our goal for 2004, to generate revenue levels consistent with those of fiscal year 2001, and 2002—or roughly $40 million. This remains our goal.

We have achieved increases in revenue over the past two quarters, versus last year, and are expecting an up tick in revenue for both the third and the fourth quarters, versus the first two quarters. Given this up tick in revenues to achieve our goal, we believe an appropriate metric or proxy, for cash flow is EBITDA, i.e., operating profit, plus depreciation and amortization. Our goal is to generate a positive EBITDA for the last half of fiscal 2004, while continuing to spend less in cap ex than depreciation.

We continue to believe that our technology and products will play a significant role in the movement towards alternative energy sources and distributed power systems, where electricity is generated on site, in addition to central power plants.

Our power conversion systems developed for fuel cells and photovoltaics are providing the company with an important foothold in this emerging market.  Recently, several photovoltaic system integrators and distributors have contacted us regarding our power conditioning systems for alternative energy applications—which has resulted in recent orders and we expect more orders in the next few weeks. In addition, we are seeing increases from the defense sector, and growth in our semiconductor manufacturing equipment, components and electronics business.

We have positioned ourselves to capitalize on growth in the alternative energy market as well as the continuing electrification of transportation and defense systems. This growth, coupled with strategy to control costs, while producing new and innovative products, will enable us to generate cash and profits in the future.

At this time, I would like to turn the call back to Ralph Norwood, our Chief Financial Officer for our financial review.  Ralph.

R. Norwood:

Thank you, David. I will begin by discussing our operating results for the quarter, compared with the same quarter last year.

Our total revenue increased $2.8 million, from $5.4 million in our second quarter of FY 2003, to $8.2 million in this quarter. $1.7 million of this increase, or about 60% of the change, was generated in our power systems division.  This reflected increased sales in our power conversion products, and to a lesser degree increased sales in our magnetic and test and measurement products.

Revenue from funded research and development increased over $800,000, or 74% compared with last year’s second quarter. The majority of this increase was attributable to higher revenues earned on a classified program in which the end customer is the U.S. Navy.

Having addressed the revenue increase, I would now like to comment on the margin side of the business.  Product revenues come from our two manufacturing units: Electronics and Power Systems. The gross margin from these sales totaled in excess of $1 million or 17% of product revenue.

This tracks closely with our results from our previous quarter, and compares with the loss of 1.3 million at the product margin level in last year’s second quarter. This improved results principally occurred as a result of reduced cost structure, and the profit we earned on incremental revenue.

Margin also improved in our Applied Technology division where we labeled the revenue earned “funded research and development revenue”.  This margin, which I defined as the funded R&D revenue, increased from 17% of revenues in last year’s second quarter to 28% this year. In particular, this reflects the incremental profits earned on higher revenues, as well as a lower overhead structure.

I would also like to point out that for the second consecutive quarter, we incurred virtually no cost for unfunded R&D.  This is in direct contrast with last year’s second quarter when we spent over $500,000. As we look forward this year, we have no plans to commit unfunded R&D funds.

Next, I would like to address our SG&A expenses, which we decreased significantly from $3.9 million in last year’s second quarter, to $2.6 million this year. Included in this $2.6 million is a $200,000 specific bad-debt provision. Non-cash.  This 34% reduction in SG&A reflects the focusing of our resources and the pruning of our overhead spending across the corporation, particularly within the power systems division.

Finally, I would like to draw your attention to the $6.5 million of interest expense. Less than $50,000 of this is a cash expense. Approximately $6.4 million is non-cash, and relates to the financing transaction where we raised $7.7 million.  The $6.4 million non-cash charge represents primarily the difference between the net proceeds we received from the preferred stock, and an independent appraisal of that stock at the time of the transaction. Again, I would like to emphasize that virtually all of this expense is non-cash in nature.  The details of this charge—which is required under generally accepted accounting principles—will be described in the note section of our financial statements included in our Form 10-Q, which we will be filing later today.

Turning to our balance sheet, our receivables improved to 61 days sales outstanding compared with approximately 70 DSOs during the prior two quarters. Inventory continues to decline, and now is nearly $1 million below the level that existed at September 30, 2003.

And finally, on the asset side, our prepaid expenses totaled $1.0 million, which is a fairly normal level at the end of the quarter. Turning to the liability side, you will note that the sum of our accounts payable, and accrued expenses declined over $3 million since the end of our fiscal year in September 2003.  This reflects a major reduction of our overdue vendor accounts.

Our deferred revenue account declined $1.8 million since the end of September.  This decline is due to the recognition of revenue, from projects previously shipped, including the UPS systems sold to Deluxe and LeCroy. Our cash at the end of the quarter, totaled $3.5 million, down from $5.3 million at the end of the prior quarter.  Over half of this decline was due to our continued reduction of vendor accounts where we have been steadily reducing the old payables.

For comparison, our over 60 day payables were under $1 million at the end of the quarter, down from $2 million last quarter, and a peak of over $4 million nine months ago. Although we have not yet had a quarter where we have been cash flow neutral, we are getting close.

As Dave mentioned, a good proxy for cash flow is EBITDA (earnings before interest, depreciation and amortization).  We calculate EBITDA slightly differently by simply adding back non-cash depreciation and amortization to our operating profit or loss for the period. The EBITDA for the second quarter totaled a negative $600,000, and less than $1 million for the first half of fiscal 2004.

Finally, I will address our backlog. At the end of fiscal December our backlog totaled approximately $18 million, of which $15 million is scheduled for shipment during the next 12 months.  Let me change that and say at the end of March our backlog totaled $18 million, of which $15 million is scheduled at the end of the next 12 months. This $18 million compares with $19 million at the end of second quarter last year.

At the this time, I would like to turn the call over to Mike Turmelle, our Chief Operating Officer and General Manager of our Power Systems Group, who will add additional background on our results for the quarter. Mike.

Mike Turmelle - SatCon Technology Corp. - COO, Director:

Thanks, Ralph. This quarter we signed a letter of intent to form a strategic alliance with Data Physics Corporation for the marketing and sales of SatCon’s Ling vibration acoustic test system.

It is our strategy to form strategic alliances and partnerships where we believe such relationships will provide improved access to markets and increases in product revenues.

Data Physics is a leading supplier of noise and vibration test instruments and we believe that this alliance will result in better sales, both nationally and internationally, for our vibration test systems and amplifiers.  Under the agreement, we will continue the design, development, and manufacture of Ling products, including shakers, amplifiers, mechanical accessories, and acoustic devices, and we’ll market these products exclusively through Data Physics. Data Physics, in turn agrees to market and sell exclusively the Ling products line on a worldwide basis, and agrees not to market and sell any vibration and acoustic test systems that directly compete with the Ling product line.  We are still in the final stages of signing the formal strategic alliance agreement; however, since the time we entered into this relationship with Data Physics we very seen approximately $2 million in new orders for our vibration and test equipment as a result of this partnership.

This past quarter, our PowerGate-AE photovoltaic 100-kilowatt power conversion system, PCS, received UL 1741 certification and was approved by the California Energy Commission, CEC, for use on California-sponsored projects.  In addition, we are in the process of gaining certification and CEC approval for our 50-kilowatt PCS, both designs are also being submitted to the New York State Energy Research and Development Authority, NYSERDA, to qualify for that state’s energy programs. SatCon’s PCS’s converts DC electricity from photovoltaic cells into usable AC electricity.

These converters are designed for use with light industrial and commercial solar-powered systems to generate electrical power in office buildings, small factories, hotels, and similar facilities.  Clean energy trends in 2003 estimates that the photovoltaic market will grow from $4.7 billion global industry in 2002, to more than a $30.8 billion industry in the next ten years. We are seeing the results of this emerging market interest in our photovoltaic converter products in quotes and orders.  Several photovoltaic system integrators and distributors have contacted us regarding the products, which has resulted in recent orders and expected orders in the next few weeks.

We are also seeing increases in orders and revenues in our semiconductor manufacturing equipment business for both our MagLev systems and precision positioning motors in our high reliability electronic products.  This past quarter we booked about $3 million in new contracts in the electronics division, and are experiencing recently expanded demand in F16 airframe upgrades and growth in our commercial optical-sensor hybrid products. We are also seeing increased revenues in the defense sector.

In the power quality market, we are making some progress with our uninterruptible power supply system. We added Mike Gibson to our staff as a new business development manager for the UPS products.  Mike comes to us from DTE Energy Technologies, a deregulated high-tech utility subsidiary, specializing in distributed generation.  We think his extensive background and understanding of this market should help to us gain the recognition we need to successfully market our UPS systems.  In addition, we are expanding our efforts to increase our channel partners in several Cummins regions—which over the long-term should help our marketing exposure, and services capability.

In our Applied Technology division, we are approaching the completion of a significant project that will result in approximately $1.5 million of revenues upon completion, as we are accounting for this on a completed contract basis.  The completion is expected to occur at the end of the third fiscal quarter, or early fourth quarter. In all, we have seen strong revenue in order performance in our divisions, and expect that continued performance will help us reach our business plan objectives for the year. David.

D. Eisenhaure:

Thanks, Mike. To reiterate, our revenue goal continues to be achieving revenues for the year of roughly $40 million.  We also have seen some recent increases in our booking activities, and that increased bookings should lead to increased revenues and profit in our third and fourth quarters.  Also, as Mike mentioned earlier, we have a project where we will record the sale upon final completion of the contract that is currently expected at the very end of the quarter, or early in the fourth quarter.

In general, we are positioned to take advantage of growing opportunities in the defense sector. We are working on shipboard electronics for the Navy and believe that that work can grow into other shipboard systems and be complimented by other transportation platforms such as trains and automobiles.  We continue to see alternative energy revenues increase with a growing future. We are also experiencing revenue rebounds in industrial automation and commercial electronics.

Our cost-cutting efforts paid off for us over the last two quarters, with our operating losses to dropping to $1.8 million, compared to $16.7 million for the same period last year and, as Ralph mentioned earlier, EBITDA for the second quarter totaled a negative $600k and less than $1 million for the first half of fiscal 2004. Based on this positioning, we have, as our two goals, achieving approximately $40 million in revenue for the year, and generating positive EBITDA in the last half.

If you have any questions for us today, I will now open the floor to the Q&A portion of the call.

Operator:

Thank you, sir. Ladies and gentlemen, if you would wish to ask a question, please press star followed by one on your touchtone phone.

If your question has been answered or you wish to withdrawal your question, please press star followed by two. Questions will be taken in the order received.

Please press star one to begin. Please stand by while we comprise the list of questions.

And your first question comes from Walter Nasdeo. Please proceed sir.

Walter Nasdeo – Analyst:

Good morning, gentlemen. I have a couple of questions here. The first thing, basically your quarter-over-quarter revenues are down a little bit, which is historically how they go.  But if you’re still looking to get to $40 million by the end of the year we’re looking at approximately $12 million a quarter—which the third quarter has been a little bit light in the past, and then the fourth quarter has been bringing it home.  How do you feel — how comfortable are you that you’re actually going to hit these, you know, these $12 million quarters for the rest of the year?

D Eisenhaure:

We feel pretty good about the second half revenues. You know, we have some up ticks in bookings in several areas—which we think will lead to revenues—and as Mike mentioned, we have a $1.5 million contract that we’re bringing in on the completion basis which will be added to revenues at the end of the third quarter or the beginning of the fourth quarter. So, you know, we’re feeling pretty good about making the $40 million and we’ve reiterated that guidance.

W. Nasdeo:

Okay. But conceivably the third quarter could be a little light with the fourth quarter being kind of the heaviest of the two going out right?

D. Eisenhaure:

With the revenue recognition it could flip either way. We’ve made a point to talk about lumpiness in our revenues, and that was precisely the issue we were addressing, it depends on how the jobs come to completion, and, you know, if the customer comes through with a change in the last week of the contract, it will flip over, otherwise we would expect to deliver on time.

W. Nasdeo:

Okay.

D. Eisenhaure:

You’re right; we see the revenue being up. Precisely which half that will, which quarter that will fall into, there is still some uncertainty there.

W. Nasdeo:

Okay. Now with this interest expense number, this is one time then? This $6.4 millionish is — that non-cash part of it is just a one-time balancing out of from the capital rates.

R. Norwood:

That’s correct, and actually if you look back at the fourth quarter last year, we had a similar experience stemming from an earlier financing transaction, where we had about a $3 million non-cash interest expense.

W. Nasdeo:

Right.

R. Norwood:

So this is virtually entirely related to that one transaction which is over and done.

W. Nasdeo:

Okay. So then we can get back to a normal 50, 60 kind of thousand kind of interest expense for next quarter then?

R. Norwood:

Sure.

W. Nasdeo:

Okay, good. And let me see, I think that was — with your cash, you’ve got about $3.5 million. How long do you anticipate that lasting? Before you go break even here.

M. Turmelle:

Well, we’ve indicated we’ve taken great pains to lay out as clearly as we can that we have a goal to be EBITDA positive in the last half.

W. Nasdeo:

Right.

R. Norwood:

And we spend very little on cap ex and we expect to spend very little on cap ex going forward. The issue on the specific cash sometimes affects on what shows up in receivables at the end of the particular quarter—that’s why we focused on the EBITDA—but we’re very close to generating that to a positive basis.

W. Nasdeo:

Okay. Okay.

D. Eisenhaure:

You should remember we still have that $6 million Silicon Valley Bank line of credit with no money drawn down against that.

W. Nasdeo:

Unidentified

Okay, so that’s still in hold out there.

D. Eisenhaure:

Yes, absolutely.

W. Nasdeo:

Okay. All right. Well listen, thank you very much guys.

D. Eisenhaure:

Thank you Walter, thanks for joining us.

W. Nasdeo:

You bet. Bye now.

Operator:

Thank you, sir and your next question comes from Richard Turnere. Please proceed.

D. Eisenhaure:

Richard, nice to have you with us.

Richard Turnere - Analyst

Gentlemen, gentlemen, good numbers. I had a question, just following up on what Mike was talking about with Cummins Southeast. I know Cummins is sort of - a disparate empire there, but there’s about 25 other franchisees out there.  Can you go into a little bit about your approach for hitting up each one of them, or how’re you going to do that.

M. Turmelle:

Hi, Richard, it’s Mike. There are actually 22 total Cummins franchises, and we have an agreement with Cummins South, as we released during the quarter. The thought is, that that is actually the template that we worked out with Cummins South; with which we will take and approach each of the other regions.  So we have 21 to go and we are talking to all of those 21. We are also talking to folks outside of the Cummins network.

So we are working aggressively, but that agreement is the template that we’re looking to go forward with.

R. Turnere:

Great. And one thing, with the Applied Technology order that is based upon completion, if you get that accepted, are you going to put out a press release the day that you’re - that’s finally accepted?

M. Turmelle:

We — we wouldn’t. You know we just report that, if it happens at the end of the third quarter, it would be kind of redundant.

R. Turnere:

Okay. I’m just saying it would make it easier for our modeling purposes.

M. Turmelle:

Well, you know, where it’s expected to be delivered, it would be — you know it would just be redundant with our quarterly reporting.

R. Turnere:

Okay. Thank you, gentlemen. Good quarter.

M. Turmelle:

Thank you.

Operator:

Thank you, sir. And your next question comes from Carlo Corzine. Please proceed.

Carlo Corzine - Analyst

Hello, gentlemen. How are you? On that 6.5 on the interest, I know it’s just a non-cash, but can you give me the calculation of how that’s worked? You know, is it net proceeds per share, versus the opinion - independent council or opinion per share?

Also, second question is on the UPS systems who all is marketing that product for you? And is Bellagio helping you out on that?

R. Norwood:

I’ll - this is Ralph. I’ll take the interest expense first. I was afraid someone was going to ask me to go item by item on this.

But let me say simply that this pertains — the accounting literature that is followed here is: EITF, emerging issues task force 00-27 on convertible instruments, and the way I look at it, is you end up getting an outside independent investment banker—he makes an assessment of the values of the warrants that were issued, because the warrants are at a premium, but nonetheless there are warrants, they have value. He takes into account the fact that when they were issued the stock price was in the area of $3, even though they had conversion of $2.50—so that added value, and then the third piece is we had transaction costs in the area of $1 million.

C. Corzine:

Okay, so it was convertible at $2.50 and market price was around $3 - is that right.

R. Norwood:

At the time.

C. Corzine:

Okay, all right.

R. Norwood:

It’s basically those three pieces.

C. Corzine:

The warrant is exercisable at what?

R. Norwood:

$3.32.

C. Corzine:

Okay. Alright, very good. I can calculate it from there. Thank you.

M. Turmelle:

Going back to the UPS on that Carlo, is that right now as we said, Mike Gibson has joined us from DTE. We’re quite excited to have Mike.  Mike is working with a group of application engineers up in our Burlington office and is also working with engineers that are here in Cambridge, and down in Baltimore. He’s got a rep network in that network right now.

One of the players is Cummins South. So we have a group of folks that are working on this. Certainly, the instances of power outages, such as the Bellagio, and L.A.X., and you know others — actually we’ve had a couple in the Boston area, are very helpful and we see increased inquiries around those times.

So we are working and those are actually very helpful to the process.

C. Corzine:

Have you given any estimate to how many UPSs you might be able to sell or deliver in the second half?

M. Turmelle:

We haven’t done that, Carlo.

C. Corzine:

All right. Very good. Thank you.

R. Norwood:

Thank you.

Operator:

And your next question, gentlemen, comes from Joseph Berwind. Please proceed.

Joseph Berwind - Analyst

Ralph, you wouldn’t get insulted if I don’t ask you any questions, would you?

R. Norwood:

Not at all, Joe.

J. Berwind:

Okay. So turning to Mike for just a minute. Can you talk a little bit about MagLev? I think Semicon’s right around the corner. We’ve had great success at Applied Materials. What’s next for MagLev? Where is SatCon’s position in the market? And what should we expect out of that product line going forward?

M. Turmelle:

MagLev is very successful with Applied, as you know, Joe, and it has been featured in their RTP - rapid thermal processing group for a while.

I think what we’ll see out of Semicon and what the inquiries are coming from, is folks would like to take those and put them on their own thermal processing lines - so competitors of Applied.

They’re also taking a look at and moving into other semiconductor applications, and we have a couple of inquiries that are outside of the semiconductor line. So we’re pretty excited about it. We’ve had a very good year this year in terms of shipping MagLev, and we have some development programs that we’re doing right now and we’ll see how that goes.

J. Berwind:

And turning to the rotary UPS for just a second. I know the IEEE is the - pretty much the industry standard for the — for the electrical engineering industry overall, and I know that pretty much any design work that’s going to be done is going to be done by a PE specifying a UPS versus a static system - what is the plan to participate in CPE-design sessions? Anything at all that you can tell us as it relates to participating in their industry conferences as a way of bringing together 20 or 50 interested PEs looking for CPE credit?

M. Turmelle:

Well, certainly, a couple of our guys, Jim Kirtley and Leo Casey are very active in the IEEE. And you know, those guys were specifically involved in that development.

So we’ve kind of got some guys on the inside there that are beating the drums and we’ll see what kind of interest we can develop.

I think beyond the rotary UPS system, the — the doubly-fed machine that we’ve developed controls for is a very useful and broadly applicable piece of power conversion technology that could find its way into, you know, VAR compensators, distributed generation systems, because it ends up being a much more stable grid component than synchronous generators.

J. Berwind:

Just staying the on StarSine rotary UPS for a second and talking about the opportunity there. On the web site it shows up as a giant sled. Is this like something that you can disaggregate and if so, what does that mean overall? It appears to be a larger footprint.

I don’t know whether or not that’s true, but yet it would seem to me that there are some advantages into it being bigger as it relates to the load size. Can you clear that up and also talk about what else the StarSine rotary UPS offers that the competitors don’t? Why will it succeed in the market?

D. Eisenhaure:

Well, one of the big things about the StarSine UPS which consists of a steel flywheel energy storage system which provides the 12 seconds of run through, you know, between the loss of utility power and start of the diesel, it includes a diesel engine. It includes what is called a doubly-fed machine, and it can - which generates the electric power after the — after the fall. And it consists of electronic controls for those which are basically a set of back-to-back inverters.

Those inverters are rated at roughly 10% of machine output power, so we’re able to control 2.2 megawatts of three-phase 480 volts of electric power with 220KVA of inverters.

You know, the cost of inverter — which in most UPS systems, whether they are battery or whatever is the dominate part of the device costs, is much, much reduced in this particular machine.

Now that inverter and doubly-fed machine can control power factor, it can control voltage, it can control phase, and it can provide a great deal of system stability. You could sell this system, either as a flywheel energy storage system to provide 12 seconds of run through at 2.2 megawatts.

You could you sell it as a rotary doubly-fed machine that provides, you know, generation—stable generation of electric power, or you could sell it as a complete integrated system.

Actually, the system is slightly smaller and has a smaller footprint than our competing systems in this area and considerably smaller than battery-based UPSs which, you know, to get the same functionality would require parallel genset operations.

J. Berwind:

Is there any upgrade opportunity for anyone out there that has a diesel genset that’s looking to—?

D. Eisenhaure:

Sure, absolutely. Anybody that has - is in that area needs power levels in this area and is unhappy should call our application guys or call Mike and I, and we can help them.

J. Berwind:

And that’s an economic transition, given that they have the diesel genset or is that a —

D. Eisenhaure:

If they have a system that’s not giving them the functionality they need, the most economic decision they could possibly make is drop a dime and give us a call.

J. Berwind:

Okay. Thank you guys. Good quarter.

D. Eisenhaure:

Thank you, Joe.

Operator:

Thank you, sir. And, sir, at this time have you no further audio questions.

D. Eisenhaure:

Okay. Well, thank you all. We appreciate you taking the time to listen to our calls and we look forward to discussing our continued improvement throughout the year. Thank you all again.

Operator:

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.